Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER 2016 RESULTS
Record 3rd quarter sales of $2.0 billion, up 31%,
driven by Power Solutions acquisition

Third Quarter Highlights

•	Awarded $750 million, 5-year contract serving a large utility customer

•	Diluted EPS of $1.20 and adjusted diluted EPS of $1.38, up 6% versus prior year

•	Generated $238 million YTD in cash from operations, further improving liquidity

GLENVIEW, IL, (Business Wire) October 25, 2016 - Anixter International Inc. (NYSE: AXE) today reported quarterly sales of $2.0 billion for the quarter ended September 30, 2016, a 31.4 percent increase compared to the year-ago quarter. Excluding the impact of the following items, organic sales decreased 2.3 percent year-over-year:

•	$533.5 million favorable impact from the acquisition of Power Solutions

•	$7.7 million unfavorable impact from the lower average price of copper

•	$12.6 million unfavorable impact from the fluctuation in foreign currencies

The current quarter had 63 billing days, compared to 64 billing days in the year-ago quarter. Further excluding the unfavorable impact from one fewer billing day, organic sales per day decreased 0.7 percent versus prior year, improving from a decrease of 2.2 percent versus prior year in the second quarter of the year.

All commentary in this release reflects results from continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations from our reported results prepared in accordance with U.S. GAAP to the adjusted amounts.

Net income of $40.3 million compares to $35.4 million in the prior year quarter. Excluding amortization of intangible assets, acquisition and integration costs, and a favorable tax benefit, which combined had a $9.9 million pre-tax and $6.0 million after-tax impact in the current year quarter and had a $13.1 million pre-tax and $8.2 million after-tax impact in the prior year quarter, adjusted net income of $46.3 million compares to adjusted net income of $43.6 million in the prior year quarter, a 6.3 percent increase. Diluted earnings per share increased 13.2 percent to $1.20 and adjusted diluted earnings per share increased 6.2 percent to $1.38, both versus prior year quarter.
Adjusted EBITDA of $108.2 million, or 5.5 percent of sales, reflects an increase of 8.4 percent versus prior year adjusted EBITDA of $99.8 million, or 6.7 percent of sales.

On a year-over-year basis, currency fluctuations and lower average copper prices negatively impacted earnings by $2.4 million pre-tax and $1.6 million net of tax. Excluding the negative earnings impact of $0.05 per diluted share, our adjusted earnings per diluted share would have been $1.43, a 10.0 percent increase from the prior year quarter.
"We are extremely pleased that we were awarded a $750 million, five-year contract serving one of the largest investor owned utilities in the nation, a testament to the powerful combination of Anixter with the Power Solutions acquisition," commented Bob Eck, President and CEO. "In addition to achieving significant progress with the integration of our acquired businesses, we delivered solid third quarter financial results, driven by continued strength in our Network and Security Solutions segment which delivered its 12th consecutive quarter of sales growth. We continue to experience improved sales trends in our Electrical and Electronic Solutions segment, partially driven by strong synergies from the acquired business, against the backdrop of ongoing weakness in the industrial economy."

Income Statement Detail

Gross margin of 20.3 percent compares to 20.1 percent sequentially, with the increase driven by segment and product mix. As expected, the decrease versus prior year gross margin of 22.2 percent is due primarily to the Power Solutions acquisition.

Operating expense of $309.4 million, or 15.8 percent of sales, compares to prior year operating expense of $252.7 million, or 17.0 percent of sales, reflecting the impact of the Power Solutions acquisition. Excluding the $9.9 million of expense outlined above, adjusted operating expense of $299.5 million, or 15.3 percent of sales, compares to prior year adjusted operating expense of $239.6 million, or 16.1 percent of sales. In addition to the impact of the Power Solutions acquisition, the 80 basis point improvement in adjusted operating expense as a percent of sales was also driven by ongoing focus on cost management and includes approximately $3.5 million in combined savings resulting from the previously announced restructuring actions.
Operating income of $87.3 million, or 4.5 percent of sales, compares to $78.2 million or 5.3 percent in the prior year quarter. Excluding current quarter operating expense items outlined above, adjusted operating income of $97.2 million, or 5.0 percent of sales, reflects an increase of 6.5 percent compared to $91.3 million or 6.1 percent of sales in the prior year quarter.
Interest expense of $19.8 million compares to $15.8 million in the prior year quarter, reflecting the issuance of incremental debt to finance the Power Solutions acquisition. Foreign exchange and other expense of $2.1 million compares to $5.5 million in the prior year quarter.

Our third quarter effective tax rate was 38.4 percent which includes a $2.1 million net tax benefit related to prior year tax positions versus 37.8 percent in the prior year quarter. The increase is due to the country mix of earnings. Our projected full year GAAP effective tax rate is 39.3 percent. Excluding the net tax benefit, our projected full year effective tax rate is 40.8 percent. Our adjusted full year effective tax rate for non-GAAP operating results is 37.7 percent.
Segment Update

Network & Security Solutions ("NSS") sales of $1.0 billion increased by 0.3% over the prior year period, driven by strong growth in North America. Adjusting for the $4.4 million unfavorable impact from foreign exchange, NSS organic sales increased 0.7 percent, which was a 2.3 percent increase on a days-adjusted basis over the prior year period.

Third quarter NSS security sales of $417.7 million, which represents approximately 39.8 percent of total segment sales, increased 2.6 percent from the prior year quarter. Adjusted for the $1.9 million negative currency impact, organic security sales growth was 3.1 percent.

NSS operating income of $74.9 million compares to $74.1 million in the prior year quarter and $64.9 million in the second quarter of 2016. NSS adjusted EBITDA of $79.1 million was flat with the prior year quarter and increased $3.4 million from $75.7 million in the second quarter of 2016. The corresponding adjusted EBITDA margin of 7.5 percent compares to 7.6 percent in the prior year quarter and 7.2 percent in the second quarter of 2016.

Electrical & Electronic Solutions (“EES”) sales of $535.1 million compares to $423.6 million in the prior year period, an increase of 26.3 percent. Adjusting for the $8.2 million unfavorable impact from foreign exchange, $7.6 million impact from lower average copper prices and $145.1 million favorable impact from the low voltage business of the Power Solutions acquisition, EES organic sales decreased 3.1 percent, which was a 1.6 percent decrease on a days-adjusted basis.

EES operating income of $28.7 million compares to $32.5 million in the prior year quarter and $23.9 million in the second quarter of 2016. The majority of the decline in operating income versus prior year was caused by lower copper pricing and weakness in the industrial sector.

EES adjusted EBITDA of $31.4 million compares to $34.3 million in the prior year period and $32.3 million in the second quarter of 2016. The corresponding adjusted EBITDA margin of 5.9 percent compares to 8.1 percent in the prior year period and 5.8 percent in the second quarter of 2016. Approximately two-thirds of the decline in adjusted EBITDA margin versus prior year was caused by lower copper pricing and weakness in the industrial sector, with the balance due to the addition of the low voltage business of the Power Solutions acquisition.

Utility Power Solutions (“UPS”) sales of $371.3 million compares to $355.9 in the second quarter of 2016. As indicated in the prior three quarters, sales in this segment continue to be negatively impacted by lower sales in Canada due to weakness in oil and gas regions along with the timing of utility customers' major project spend.

UPS operating income of $15.8 million compares to $12.0 million in the second quarter of 2016. UPS adjusted EBITDA was $21.1 million, or 5.7 percent of sales, which compares to $19.3 million, or 5.4 percent of sales, in the second quarter of 2016, driven by a sequential improvement in sales and cost discipline.

As highlighted above, in the third quarter of 2016 Anixter won a $750 million, 5-year contract to be the distributor of utility products and services serving a large investor-owned electric utility company. This win is estimated to generate $150 million per year in revenue, of which over $100 million would be incremental to our current business with the utility. Incremental shipments will begin in the fourth quarter of 2016, and are anticipated to build to full run rate levels in the first quarter of 2017.

Cash Flow and Leverage

Year-to-date we generated $238.4 million in cash flow from operations which compares to $93.7 million in the prior year period, driven primarily by working capital efficiencies. Year-to-date we have invested $24.9 million in capital expenditures which compares to $29.2 million in the prior year period. We now expect to invest approximately $35 - 40 million in capital investments, lower than our original plans, to adjust for the current business environment. As a result of strong cash flow trends from working capital initiatives we now expect to generate $280 - $300 million in cash flow from operations for the full year, an increase of $100 million to our previous free cash flow outlook.

"While our leading market positions and exposure to attractive end markets resulted in solid results in our NSS segment, our EES and UPS segments face headwinds from slow growth in industrial markets. As a result, we continue to have a relentless focus on improving our margin, cost structure and working capital efficiency," commented Ted Dosch, Executive Vice President - Finance and CFO. "Reflecting these efforts we delivered strong cash flow from operations in the quarter, resulting in year-to-date cash from operations of $238 million. Turning to our capital structure, our capital allocation priorities include achieving our debt-to-capital target range of 45 - 50% by the second half of 2017, funded by the strong free cash flow we are generating from our repositioned platform and working capital initiatives."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio improved to 52.7% from 58.2% at the end of 2015

•	Weighted average cost of borrowed capital of 4.7% compares to 5.3% in the prior year quarter

•	$580.0 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Business Outlook
"As we enter the fourth quarter of 2016, we expect the positive momentum in our NSS segment, driven by strength in projects with global customers, to continue," commented Bob Eck. "While our EES segment continues to experience weakness related to industrial and manufacturing end market exposure, we are cautiously optimistic that this segment will return to growth in the fourth quarter based on recent sales trends. Finally, we expect the momentum we experienced at the end of the quarter in our UPS segment to continue based on customer trends as we exited the quarter, new customer wins and a robust pipeline. Combining our favorable outlook for our NSS segment with recently improved trends in our EES and UPS segments, we now expect full year 2016 sales growth between 21 and 22 percent, including a 24 percent favorable impact from the acquisition, a 1 percent unfavorable impact from currency fluctuations and a 1 percent unfavorable impact from lower average copper prices. The net result is a full year organic sales growth rate in the negative1.0 percent to flat range."

Financial Results from Continuing Operations

	Three Months Ended			Nine Months Ended
(In millions, except per share amounts)	Sep 30, 2016	Oct 2, 2015	Percent Change	Sep 30, 2016	Oct 2, 2015	Percent Change
Net Sales	$1,956.3	$1,489.2	31%	$5,728.2	$4,354.7	32%
Operating Income	$87.3	$78.2	12%	$204.3	$202.0	1%
Net Income	$40.3	$35.4	14%	$84.3	$91.4	(8)%
Diluted Earnings Per Share	$1.20	$1.06	13%	$2.52	$2.73	(8)%
Diluted Weighted Shares	33.6	33.4	1%	33.5	33.4	—%

Third Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (877) 201-0168
International dial-in:        (647) 788-4901
Conference ID:            9022 3819

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Third Quarter 2016 Highlights and Operating Review” will be available on the Investor Relations section of our website.

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 450,000 products and $1.2 billion in inventory, 3) approximately 320 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in more than 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, information security risks, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, the impact and the uncertainty concerning the timing and terms of the withdrawal by the United Kingdom from the European Union, and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations, copper prices and the number of billing days, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. We calculate the year-over-year organic sales growth and operating expenses impact relating to the Power Solutions acquisition by including its 2015 comparable period results prior to the acquisition with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the company we acquired and the synergistic revenues that have been or will be achieved. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, pension settlements, etc.) in presenting adjusted operating expense, adjusted operating income, adjusted income taxes and adjusted net income so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. As a result of the recent acquisitions we have also excluded amortization of intangible assets associated with purchase accounting from acquisitions from the adjusted amounts for comparison of the non-GAAP financial measures period over period.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. We believe that adjusted operating income, EBITDA and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business segment performance. Adjusted operating income provides an understanding of the results from the primary operations of our business by excluding the effects of certain items that do not reflect the ordinary earnings of our operations. We use adjusted operating income to evaluate our period-over-period operating performance because we believe this provides a more comparable measure of our continuing business excluding certain items that are not reflective of expected ongoing operations. This measure may be useful to an investor in evaluating the underlying performance of our business. EBITDA provides us with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of foreign exchange and other non-cash stock-based compensation, and certain items that do not reflect the ordinary earnings of our operations and that are also excluded for purposes of calculating adjusted net income, adjusted earnings per share and adjusted operating income. EBITDA and Adjusted EBITDA are used by our management for various purposes including as measures of performance of our operating entities and as a basis for strategic planning and forecasting. Adjusted EBITDA may be useful to an investor because this measure is widely used to evaluate a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending on the accounting methods, book value of assets, capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this release. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015

Net sales	$1,956.3	$1,489.2	$5,728.2	$4,354.7
Cost of goods sold	1,559.6	1,158.3	4,567.3	3,385.6
Gross profit	396.7	330.9	1,160.9	969.1
Operating expenses	309.4	252.7	956.6	767.1
Operating income	87.3	78.2	204.3	202.0
Other expense:
Interest expense	(19.8)	(15.8)	(59.7)	(42.7)
Other, net	(2.1)	(5.5)	(5.7)	(13.0)
Income from continuing operations before income taxes	65.4	56.9	138.9	146.3
Income tax expense from continuing operations	25.1	21.5	54.6	54.9
Net income from continuing operations	40.3	35.4	84.3	91.4
Income (loss) from discontinued operations before income taxes	0.2	(3.1)	(1.0)	54.6
Income tax expense (benefit) from discontinued operations	0.1	(0.2)	(0.4)	23.0
Net income (loss) from discontinued operations	0.1	(2.9)	(0.6)	31.6
Net income	$40.4	$32.5	$83.7	$123.0
Income (loss) per share:
Basic:
Continuing operations	$1.21	$1.06	$2.53	$2.75
Discontinued operations	—	(0.09)	(0.02)	0.95
Net Income	$1.21	$0.97	$2.51	$3.70
Diluted:
Continuing operations	$1.20	$1.06	$2.52	$2.73
Discontinued operations	0.01	(0.09)	(0.02)	0.95
Net Income	$1.21	$0.97	$2.50	$3.68

Weighted-average common shares outstanding:
Basic	33.4	33.3	33.4	33.2
Diluted	33.6	33.4	33.5	33.4

Reportable Segments
Net sales:		(As revised*)		(As revised*)
Network & Security Solutions	$1,049.9	$1,046.9	$3,043.7	$2,986.6
Electrical & Electronic Solutions	535.1	423.6	1,596.2	1,313.9
Utility Power Solutions	371.3	18.7	1,088.3	54.2
	$1,956.3	$1,489.2	$5,728.2	$4,354.7
Operating income:
Network & Security Solutions	$74.9	$74.1	$198.6	$196.4
Electrical & Electronic Solutions	28.7	32.5	75.1	101.9
Utility Power Solutions	15.8	2.7	42.1	7.1
Corporate	(32.1)	(31.1)	(111.5)	(103.4)
	$87.3	$78.2	$204.3	$202.0

* Revised due to change in composition of our reportable segments in the first quarter of 2016.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2016	January 1, 2016
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$125.1	$151.3
Accounts receivable, net	1,393.5	1,326.4
Inventories	1,184.4	1,182.6
Other current assets	48.8	67.5
Total current assets	2,751.8	2,727.8
Property and equipment, net	140.8	131.8
Goodwill	769.6	756.5
Intangible assets, net	426.4	453.8
Other assets	73.2	72.1
Total assets	$4,161.8	$4,142.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,044.6	$905.6
Accrued expenses	253.7	250.6
Total current liabilities	1,298.3	1,156.2
5.50% Senior notes due 2023	346.2	345.8
5.125% Senior notes due 2021	395.5	394.9
5.625% Senior notes due 2019	347.4	346.8
Canadian term loan	123.8	172.9
Revolving lines of credit	221.0	390.1
Other	2.1	2.6
Unamortized debt issuance costs	(7.5)	(10.2)
Other liabilities	151.1	163.5
Total liabilities	2,877.9	2,962.6
Total stockholders' equity	1,283.9	1,179.4
Total liabilities and stockholders' equity	$4,161.8	$4,142.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30, 2016	October 2, 2015
(In millions)

Operating activities:
Net income	$83.7	$123.0
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business, net of tax expense of $9.8 in 2015	—	(47.1)
Depreciation	21.1	17.1
Amortization of intangible assets	28.6	15.8
Stock-based compensation	12.4	10.8
Deferred income taxes	3.0	4.3
Accretion of debt discount	1.6	1.2
Amortization of deferred financing costs	1.8	1.1
Pension plan contributions	(16.8)	(23.3)
Pension plan expenses	18.1	8.6
Excess income tax benefit from employee stock plans	(0.2)	(0.5)
Changes in current assets and liabilities, net	93.4	(20.5)
Other, net	(8.3)	3.2
Net cash provided by operating activities	238.4	93.7
Investing activities:
Capital expenditures, net	(24.9)	(29.2)
Proceeds from sale of business	—	381.0
Other, net	(4.7)	2.2
Net cash (used in) provided by investing activities	(29.6)	354.0
Financing activities:
Proceeds from borrowings	710.2	643.6
Repayments of borrowings	(879.2)	(707.5)
Proceeds from issuance of Notes due 2023	—	345.6
Repayments of Canadian term loan	(58.5)	—
Retirement of Notes due 2015	—	(200.0)
Repayments of term loan	—	(3.8)
Proceeds from stock options exercised	0.2	—
Excess income tax benefit from employee stock plans	0.2	0.5
Other, net	(0.6)	(1.0)
Net cash (used in) provided by financing activities	(227.7)	77.4
(Decrease) increase in cash and cash equivalents	(18.9)	525.1
Effect of exchange rate changes on cash balances	(7.3)	(2.2)
Cash and cash equivalents at beginning of period	151.3	92.0
Cash and cash equivalents at end of period	$125.1	$614.9

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Third Quarter 2016 Sales Growth Trends
	Q3 2016				Q3 2015
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Revised*	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
Network & Security Solutions
North America	$845.3	$—	$—	$845.3	$808.5	$—	$808.5	4.5%
Europe	82.8	3.0	—	85.8	87.9	—	87.9	(2.3)%
Emerging Markets	121.8	1.4	—	123.2	150.5	—	150.5	(18.1)%
NSS	$1,049.9	$4.4	$—	$1,054.3	$1,046.9	$—	$1,046.9	0.7%

Electrical & Electronic Solutions
North America	$432.8	$(0.1)	$6.4	$439.1	$305.8	$145.1	$450.9	(2.6)%
Europe	59.3	7.2	0.7	67.2	65.3	—	65.3	2.9%
Emerging Markets	43.0	1.1	0.5	44.6	52.5	—	52.5	(14.8)%
EES	$535.1	$8.2	$7.6	$550.9	$423.6	$145.1	$568.7	(3.1)%

Utility Power Solutions
North America	$371.3	$—	$0.1	$371.4	$18.7	$388.4	$407.1	(8.8)%
UPS	$371.3	$—	$0.1	$371.4	$18.7	$388.4	$407.1	(8.8)%

Total	$1,956.3	$12.6	$7.7	$1,976.6	$1,489.2	$533.5	$2,022.7	(2.3)%
Geographic Sales
North America	$1,649.4	$(0.1)	$6.5	$1,655.8	$1,133.0	$533.5	$1,666.5	(0.7)%
Europe	142.1	10.2	0.7	153.0	153.2	—	153.2	(0.1)%
Emerging Markets	164.8	2.5	0.5	167.8	203.0	—	203.0	(17.3)%
Total	$1,956.3	$12.6	$7.7	$1,976.6	$1,489.2	$533.5	$2,022.7	(2.3)%

Organic sales per day							31.6
Pro forma sales (adjusted by one billing day)							$1,991.1
Adjusted Organic sales per day decline								(0.7)%

September Year-to-Date 2016 Sales Growth Trends
	YTD 2016				YTD 2015
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Revised*	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
Network & Security Solutions
North America	$2,432.0	$11.0	$—	$2,443.0	$2,337.0	$—	$2,337.0	4.5%
Europe	250.0	6.5	—	256.5	255.9	—	255.9	0.2%
Emerging Markets	361.7	11.4	—	373.1	393.7	—	393.7	(5.2)%
NSS	$3,043.7	$28.9	$—	$3,072.6	$2,986.6	$—	$2,986.6	2.9%

Electrical & Electronic Solutions
North America	$1,292.3	$7.8	$41.7	$1,341.8	$933.3	$426.4	$1,359.7	(1.3)%
Europe	176.2	13.1	3.4	192.7	199.7	—	199.7	(3.5)%
Emerging Markets	127.7	4.0	4.3	136.0	180.9	—	180.9	(24.8)%
EES	$1,596.2	$24.9	$49.4	$1,670.5	$1,313.9	$426.4	$1,740.3	(4.0)%

Utility Power Solutions
North America	$1,088.3	$7.0	$0.9	$1,096.2	$54.2	$1,116.5	$1,170.7	(6.4)%
UPS	$1,088.3	$7.0	$0.9	$1,096.2	$54.2	$1,116.5	$1,170.7	(6.4)%

Total	$5,728.2	$60.8	$50.3	$5,839.3	$4,354.7	$1,542.9	$5,897.6	(1.0)%
Geographic Sales
North America	$4,812.6	$25.8	$42.6	$4,881.0	$3,324.5	$1,542.9	$4,867.4	0.3%
Europe	426.2	19.6	3.4	449.2	455.6	—	455.6	(1.4)%
Emerging Markets	489.4	15.4	4.3	509.1	574.6	—	574.6	(11.4)%
Total	$5,728.2	$60.8	$50.3	$5,839.3	$4,354.7	$1,542.9	$5,897.6	(1.0)%
* Revised due to change in composition of our reportable segments.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)	Positive (Negative) impact
	Three Months Ended		Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015

		(As revised*)		(As revised*)
Continuing operations
Items impacting comparability of results:
Items impacting operating expense and operating income:
Amortization of intangible assets	$(9.4)	$(5.0)	$(28.6)	$(15.3)
UK pension settlement	—	—	(9.6)	(0.4)
Restructuring charge	0.2	—	(5.4)	(5.3)
Acquisition and integration costs	(0.7)	(8.1)	(4.3)	(9.1)
Write-off of capitalized software	—	—	—	(3.1)
Latin America bad debt provision	—	—	(7.6)	(2.6)
Dilapidation provision	—	—	—	(1.7)
Total of items impacting operating expense and operating income	$(9.9)	$(13.1)	$(55.5)	$(37.5)
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	—	—	—	(0.7)
Total of items impacting other expenses	$—	$—	$—	$(0.7)
Total of items impacting pre-tax income	$(9.9)	$(13.1)	$(55.5)	$(38.2)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$1.8	$4.9	$16.6	$14.3
Tax benefits related to prior year tax positions	2.1	—	2.1	—
Total of items impacting income taxes	$3.9	$4.9	$18.7	$14.3
Net income impact of these items	$(6.0)	$(8.2)	$(36.8)	$(23.9)
Diluted EPS impact of these items	$(0.18)	$(0.24)	$(1.10)	$(0.72)

GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – GAAP	$40.3	$35.4	$84.3	$91.4
Items impacting net income from continuing operations	6.0	8.2	36.8	23.9
Net income from continuing operations – Non-GAAP	$46.3	$43.6	$121.1	$115.3

Diluted EPS – GAAP	$1.20	$1.06	$2.52	$2.73
Diluted EPS impact of these items	0.18	0.24	1.10	0.72
Diluted EPS – Non-GAAP	$1.38	$1.30	$3.62	$3.45

* Revised due to change in composition of items impacting comparability of results to include amortization of intangible assets.

Items Impacting Comparability of Operating Income by Segment	Three Months Ended September 30, 2016
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - GAAP	$74.9	$28.7	$15.8	$(32.1)	$87.3
Operating margin - GAAP	7.1%	5.4%	4.3%	nm	4.5%

Total of items impacting operating income	$3.2	$2.0	$4.0	$0.7	$9.9

Adjusted operating income - Non-GAAP	$78.1	$30.7	$19.8	$(31.4)	$97.2
Adjusted operating margin - Non-GAAP	7.4%	5.7%	5.3%	nm	5.0%

Items Impacting Comparability of Operating Income by Segment	Nine Months Ended September 30, 2016
	NSS	EES	UPS	Corporate	Total

Operating income - GAAP	$198.6	$75.1	$42.1	$(111.5)	$204.3
Operating margin - GAAP	6.5%	4.7%	3.9%	nm	3.6%

Total of items impacting operating income	$16.2	$11.3	$14.3	$13.7	$55.5

Adjusted operating income - Non-GAAP	$214.8	$86.4	$56.4	$(97.8)	$259.8
Adjusted operating margin - Non-GAAP	7.1%	5.4%	5.2%	nm	4.5%
nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended October 2, 2015 (As revised*)
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - GAAP	$74.1	$32.5	$2.7	$(31.1)	$78.2
Operating margin - GAAP	7.1%	7.7%	14.4%	nm	5.3%

Total of items impacting operating income	$3.7	$1.3	$—	$8.1	$13.1

Adjusted operating income - Non-GAAP	$77.8	$33.8	$2.7	$(23.0)	$91.3
Adjusted operating margin - Non-GAAP	7.4%	8.0%	14.4%	nm	6.1%

Items Impacting Comparability of Operating Income by Segment	Nine Months Ended October 2, 2015 (As revised*)
	NSS	EES	UPS	Corporate	Total

Operating income - GAAP	$196.4	$101.9	$7.1	$(103.4)	$202.0
Operating margin - GAAP	6.6%	7.8%	13.2%	nm	4.6%

Total of items impacting operating income	$15.5	$6.0	$—	$16.0	$37.5

Adjusted operating income - Non-GAAP	$211.9	$107.9	$7.1	$(87.4)	$239.5
Adjusted operating margin - Non-GAAP	7.1%	8.2%	13.2%	nm	5.5%
nm - not meaningful

* Revised due to change in composition of our reportable segments.

ANIXTER INTERNATIONAL INC.

2016 and 2015 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
(In millions)
		(As revised*)		(As revised*)
Income from continuing operations before taxes – GAAP	$65.4	$56.9	$138.9	$146.3
Income tax expense – GAAP	$25.1	$21.5	$54.6	$54.9
Effective income tax rate	38.4%	37.8%	39.3%	37.5%

Total of items impacting pre-tax income above	$9.9	$13.1	$55.5	$38.2
Total of items impacting income taxes above	$3.9	$4.9	$18.7	$14.3

Income from continuing operations before income taxes – Non-GAAP	$75.3	$70.0	$194.4	$184.5
Income tax expense – Non-GAAP	$29.0	$26.4	$73.3	$69.2
Adjusted effective income tax rate	38.5%	37.8%	37.7%	37.5%

* Revised due to change in composition of items impacting comparability of results to include amortization of intangible assets.

2016 EBITDA by Segment
	Three Months Ended September 30, 2016
(In millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$74.9	$28.7	$15.8	$(79.1)	$40.3
Interest expense	—	—	—	19.8	19.8
Income taxes	—	—	—	25.1	25.1
Depreciation	0.8	0.5	1.0	4.8	7.1
Amortization of intangible assets	3.3	2.1	4.0	—	9.4
EBITDA	$79.0	$31.3	$20.8	$(29.4)	$101.7
EBITDA leverage	1.8x	-0.3x	0.4x	nm	0.7x
EBITDA as a % of sales	7.5%	5.8%	5.6%	nm	5.2%

Foreign exchange and other non-operating expense	$—	$—	$—	$2.1	$2.1
Stock-based compensation	0.2	0.2	0.3	3.2	3.9
UK pension settlement	—	—	—	—	—
Restructuring charge	(0.1)	(0.1)	—	—	(0.2)
Latin America bad debt provision	—	—	—	—	—
Acquisition and integration costs	—	—	—	0.7	0.7
Adjusted EBITDA	$79.1	$31.4	$21.1	$(23.4)	$108.2
Adjusted EBITDA leverage	-0.2x	-0.3x	0.4x	nm	0.3x
Adjusted EBITDA as a % of sales	7.5%	5.9%	5.7%	nm	5.5%

	Nine Months Ended September 30, 2016
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$198.6	$75.1	$42.1	$(231.5)	$84.3
Interest expense	—	—	—	59.7	59.7
Income taxes	—	—	—	54.6	54.6
Depreciation	2.5	2.0	3.1	13.5	21.1
Amortization of intangible assets	10.5	6.3	11.8	—	28.6
EBITDA	$211.6	$83.4	$57.0	$(103.7)	$248.3
EBITDA leverage	nm	nm	0.4x	nm	1.5x
EBITDA as a % of sales	7.0%	5.2%	5.2%	nm	4.3%

Foreign exchange and other non-operating expense	$—	$—	$—	$5.7	$5.7
Stock-based compensation	1.3	0.7	1.0	9.4	12.4
UK pension settlement	—	—	—	9.6	9.6
Restructuring charge	1.8	1.3	2.2	0.1	5.4
Latin America bad debt provision	3.9	3.7	—	—	7.6
Acquisition and integration costs	—	—	0.3	4.0	4.3
Adjusted EBITDA	$218.6	$89.1	$60.5	$(74.9)	$293.3
Adjusted EBITDA leverage	nm	nm	0.5x	nm	1.2x
Adjusted EBITDA as a % of sales	7.2%	5.6%	5.6%	nm	5.1%

nm - not meaningful

2015 EBITDA by Segment
	Three Months Ended October 2, 2015 (As revised*)
(In millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$74.1	$32.5	$2.7	$(73.9)	$35.4
Interest expense	—	—	—	15.8	15.8
Income taxes	—	—	—	21.5	21.5
Depreciation	0.9	0.2	—	4.1	5.2
Amortization of intangible assets	3.7	1.3	—	—	5.0
EBITDA	$78.7	$34.0	$2.7	$(32.5)	$82.9
EBITDA leverage	.7x	nm	nm	nm	-1.5x
EBITDA as a % of sales	7.5%	8.0%	14.5%	nm	5.6%

Foreign exchange and other non-operating expense	$—	$—	$—	$5.5	$5.5
Stock-based compensation	0.4	0.3	—	2.6	3.3
Acquisition and integration costs	—	—	—	8.1	8.1
Adjusted EBITDA	$79.1	$34.3	$2.7	$(16.3)	$99.8
Adjusted EBITDA leverage	.1x	nm	nm	nm	.0x
Adjusted EBITDA as a % of sales	7.6%	8.1%	14.5%	nm	6.7%

	Nine Months Ended October 2, 2015 (As revised*)
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$196.4	$101.9	$7.1	$(214.0)	$91.4
Interest expense	—	—	—	42.7	42.7
Income taxes	—	—	—	54.9	54.9
Depreciation	2.7	0.7	—	12.2	15.6
Amortization of intangible assets	11.1	4.2	—	—	15.3
EBITDA	$210.2	$106.8	$7.1	$(104.2)	$219.9
EBITDA leverage	.5x	nm	-9.7x	nm	-.9x
EBITDA as a % of sales	7.0%	8.1%	13.2%	nm	5.1%

Foreign exchange and other non-operating expense	$—	$—	$—	$13.0	$13.0
Stock-based compensation	1.4	1.0	—	7.8	10.2
UK pension settlement	—	—	—	0.4	0.4
Restructuring charge	1.8	1.8	—	1.7	5.3
Acquisition and integration costs	—	—	—	9.1	9.1
Write-off of capitalized software	—	—	—	3.1	3.1
Latin America bad debt provision	2.6	—	—	—	2.6
Dilapidation provision	—	—	—	1.7	1.7
Adjusted EBITDA	$216.0	$109.6	$7.1	$(67.4)	$265.3
Adjusted EBITDA leverage	.5x	nm	-9.7x	nm	.0x
Adjusted EBITDA as a % of sales	7.2%	8.3%	13.2%	nm	6.1%

nm - not meaningful

* Revised due to change in composition of our reportable segments.